Exhibit 99.1

MAIA Biotechnology Expects Recent $33 Million Capital Raise to Fully Fund Ongoing Pivotal Phase 3 Trial of Novel Telomere-Targeting Anticancer Therapy

Strong participation in recent $33 million common stock offering highlights investor confidence in late-stage clinical momentum and commercial potential

Statistical assessments point to high probability of technical success in Phase 3 full approval trial

FDA granted Fast Track designation for dual mechanism therapy as a treatment for non-small cell lung cancer (NSCLC)

CHICAGO – April 08, 2026 – MAIA Biotechnology, Inc. (NYSE American: MAIA) (“MAIA”, the “Company”), a clinical-stage biopharmaceutical company focused on developing targeted immunotherapies for cancer, today announced that net proceeds from its $33 million public offering of common stock in March 2026 are expected to fully fund the Company’s ongoing pivotal Phase 3 clinical trial of its lead investigational therapy, ateganosine, as a treatment for non-small cell lung cancer (NSCLC). Ateganosine is a dual mechanism therapy designed to break down telomere structure and function in cancer cells while inducing immune activation. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for the drug in third line (3L) NSCLC treatment.

“We are grateful for the support and confidence shown by the healthcare-dedicated investors and existing shareholders who participated in our recent offering. The $33 million raise is expected to complete the necessary funding for our pivotal Phase 3 trial through completion,” said Vlad Vitoc, M.D., Founder and Chief Executive Officer of MAIA

“Statistical assessments point to a high probability of technical success in the third-line setting if Phase 3 data is consistent with our Phase 2 trial results,” Dr. Vitoc continued. “Interim data from the Phase 3 trial, expected next year, may support a discussion with the FDA to present our case for early full commercial approval in third-line NSCLC.”

MAIA’s pivotal Phase 3 trial, THIO-104, evaluates the efficacy of ateganosine administered in sequence with a checkpoint inhibitor (CPI) in third-line NSCLC patients who are resistant to checkpoint inhibitors alone and chemotherapy. The global multicenter, open-label, pivotal Phase 3 trial is designed to provide a direct comparison to chemotherapy in a 1:1 randomization of up to 300 patients. Chemotherapy is the standard utilized treatment for third-line NSCLC patients.

About Ateganosine

Ateganosine (THIO, 6-thio-dG or 6-thio-2’-deoxyguanosine) is a first-in-class investigational telomere-targeting agent currently in clinical development to evaluate its activity in non-small cell lung cancer (NSCLC). Telomeres, along with the enzyme telomerase, play a fundamental role in the survival of cancer cells and their resistance to current therapies. The modified nucleotide 6-thio-2’-deoxyguanosine induces telomerase-dependent telomeric DNA modification, DNA damage responses, and selective cancer cell death. Ateganosine-damaged telomeric fragments accumulate in cytosolic micronuclei and activates both innate (cGAS/STING) and adaptive (T-cell) immune responses. The sequential treatment of ateganosine followed by PD-(L)1 inhibitors resulted in profound and persistent tumor regression in advanced, in vivo cancer models by induction of cancer type–specific immune memory. Ateganosine is presently developed as a second or later line of treatment for NSCLC for patients that have progressed beyond the standard-of-care regimen of existing checkpoint inhibitors.

About THIO-104 Phase 3 Clinical Trial

THIO-104 is a multicenter, open-label, randomized Phase 3 clinical trial, designed to evaluate ateganosine’s telomere-targeting anti-tumor activity when followed by PD-(L)1 inhibition in patients with advanced third-line NSCLC who previously did not respond or developed resistance to treatment regimens containing checkpoint inhibitor and/or chemotherapy and have progressed. The trial has two primary objectives: (1) to assess the clinical efficacy of ateganosine compared to investigator’s choice of chemotherapy, using median Overall Survival (OS) as the primary clinical endpoint (2) to evaluate the safety and tolerability of ateganosine in sequential combination with a checkpoint inhibitor. For more information on this Phase 3 trial, please visit ClinicalTrials.gov using the identifier NCT06908304.

About MAIA Biotechnology, Inc.

MAIA is a targeted therapy, immuno-oncology company focused on the development and commercialization of potential first-in-class drugs with novel mechanisms of action that are intended to meaningfully improve and extend the lives of people with cancer. Our lead program is ateganosine (THIO), a potential first-in-class cancer telomere targeting agent in clinical development for the treatment of NSCLC patients with telomerase-positive cancer cells. For more information, please visit www.maiabiotech.com.

Forward Looking Statements

MAIA cautions that all statements, other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels or activity, performance or achievements to be materially different from those anticipated by such statements. The use of words such as “may,” “might,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward looking statements. However, the absence of these words does not mean that statements are not forward-looking. For example, all statements we make regarding (i) the initiation, timing, cost, progress and results of our preclinical and clinical studies and our research and development programs, (ii) our ability to advance product candidates into, and successfully complete, clinical studies, (iii) the timing or likelihood of regulatory filings and approvals, (iv) our ability to develop, manufacture and commercialize our product candidates and to improve the manufacturing process, (v) the rate and degree of market acceptance of our product candidates, (vi) the size and growth potential of the markets for our product candidates and our ability to serve those markets, (vii) our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates and (viii) the funding status for our Phase 3 trial for ateganosine, are forward looking. All forward-looking statements are based on current estimates, assumptions and expectations by our management that, although we believe to be reasonable, are inherently uncertain. Any forward-looking statement expressing an expectation or belief as to future events is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future events and are subject to risks and uncertainties and other factors beyond our control that may cause actual results to differ materially from those expressed in any forward-looking statement. Any forward-looking statement speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In this release, unless the context requires otherwise, “MAIA,” “Company,” “we,” “our,” and “us” refers to MAIA Biotechnology, Inc. and its subsidiaries.

Investor Relations Contact

+1 (872) 270-3518

ir@maiabiotech.com